EXHIBIT 10.15

SECOND AMENDMENT TO LEASE

This Second Amendment to Lease (the “Amendment”) is made as of the 12th day of September, 2013, by and between BROOKWOOD MIDDLETOWN TECH, LLC, a Delaware limited liability company, successor in interest to TECH PLAZA 2, 3 & 4, LLC, a Rhode Island limited liability company (“Landlord”) and TOWERSTREAM I, INC., f/k/a TOWERSTREAM CORPORATION, a Delaware corporation (“Tenant”), in the following circumstances:

A.     Landlord and Tenant are parties to the Lease dated March 21, 2007, as amended by that certain First Amendment to Lease by and between Landlord and Tenant dated August 8, 2007 (together the “Lease”) for the lease of 17,173 rentable square feet of space in the building located in the Tech 2 Plaza Office Building (“Tech 2 Building”) located at 55 Hammerlund Way, Middletown, Rhode Island (the “Tech 2 Premises”), and for the lease of 25,000 rentable square feet of space in the building located in the Tech 4 Plaza Office Building (“Tech 4 Building”) located at 88 Silva Lane, Middletown, Rhode Island (the “Original Tech 4 Premises”).

B.     Whereas the current Term for both the Tech 2 Premises, and the Original Tech 4 Premises expires on December 31, 2013 (“Original Expiration Date”), and the parties desire to extend the Term with respect to the Original Tech 4 Premises only; and

C.     Landlord and Tenant desire to expand the premises leased by Tenant in the Tech 4 Office Building to include an additional approximately 4,000 rentable square feet of warehouse space as shown on the Proposed Demising/Fit Plan attached on Exhibit A (the “Warehouse Premises” and together with the Original Tech 4 Premises, shown cross-hatched on the First Floor plan also attached on Exhibit A, the “Expanded Tech 4 Premises”), and to otherwise modify and amend the Lease as set forth herein.

NOW, THEREFORE, the undersigned, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, hereby agree as follows:

1.     Surrender of Tech 2 Premises. On or prior to the Original Expiration Date, Tenant shall surrender the Tech 2 Premises in the condition required under the Lease, provided Tenant will not be required to remove any existing interior improvements to the Tech 2 Premises. Notwithstanding the foregoing, from the Original Expiration Date through January 31, 2014 Tenant may store its existing furniture, fixtures, equipment and personal property (“Tenant’s Personal Property”) in the Tech 2 Premises (but may not maintain employees in the Tech 2 Premises during such period). In the event that any of Tenant’s employees remain in the Tech 2 Premises following the Original Expiration Date, or any of Tenant’s Personal Property remains in the Tech 2 Premises following January 31, 2014 then such shall be deemed a holdover by Tenant subject to the provisions of Section 16.19 of the Lease.

2.     Extension of Term of Lease. The Term of the Lease, with respect to the Original Tech 4 Premises only, is hereby extended for an additional period of six (6) years commencing on January 1, 2014 (the “Additional Term Commencement Date”) and expiring at 12:00 p.m. on the date which is six (6) years following the Additional Term Commencement Date (the “Additional Term”). In addition, commencing on the Additional Term Commencement Date and through the end of the Additional Term, Landlord leases to Tenant, and Tenant leases from Landlord, the Warehouse Premises which shall become a part of the “Premises” and will be leased subject to the terms of the Lease as amended by this Amendment.

3.     Basic Rent for Original Tech 4 Premises. The “Basic Rent” for the Original Tech 4 Premises beginning on the Additional Term Commencement Date shall be as follows:

Period	Basic Rent	Annual Basic	Monthly Basic
	per RSF	Rent	Rent

Year 1	$12.95	$323,750.00	$26,979.17
Year 2	$13.34	$333,500.00	$27,791.67
Year 3	$13.74	$343,500.00	$28,625.00
Year 4	$14.15	$353,750.00	$29,479.17
Year 5	$14.58	$364,500.00	$30,375.00
Year 6	$15.01	$375,250.00	$31,270.83

4.     Basic Rent for Warehouse Premises. The “Basic Rent” for the Warehouse Premises beginning on the Additional Term Commencement Date shall be as follows:

Period	Basic Rent	Annual Basic	Monthly Basic
	per RSF	Rent	Rent

Year 1	$9.00	$36,000.00	$3,000.00
Year 2	$9.27	$37,080.00	$3,090.00
Year 3	$9.55	$38,200.00	$3,183.33
Year 4	$9.84	$39,360.00	$3,280.00
Year 5	$10.13	$40,520.00	$3,376.67
Year 6	$10.43	$41,720.00	$3,476.67

5.     Additional Amendments. Commencing on the Additional Term Commencement Date the Lease shall be deemed to be further amended as follows:

a)

the definition of “Premises” contained in Section 1.3 of the Lease, and all references to the Premises in the Lease, is amended to mean only the Expanded Tech 4 Premises, and notwithstanding anything contained in the Lease, Tenant shall have no further rights in, or related to, the Tech 2 Premises, or the Tech 2 Building;

b)	the term “Building” as used in the Lease shall mean and refer to the Tech 4 Building;

c)	Base Taxes: for purposes of Section 8.1 of the Lease, the term “Base Taxes “ shall be the amount of Taxes incurred by Landlord for the 2014 fiscal year (July 1, 2013 through June 30, 2014);

d)	Base Operating Expenses: for purposes of Section 9.1 of the Lease, the term “Base Operating Expenses” shall be the amount of Operating Expenses incurred by Landlord in Calendar Year 2014.

e)	Base Utility Expenses: for purposes of Section 9.2 of the Lease, the term “Base Utility Expenses” shall be the amount of Utility Expenses incurred by Landlord in Calendar Year 2014.

f)

Parking: Notwithstanding anything contained in the Lease to the contrary, at no additional charge, Tenant shall be provided with four (4) on-site, non-exclusive parking spaces per 1,000 rentable square feet of the Premises. Additionally, Landlord shall designate a loading area for Tenant’s use adjacent to the walkway accessing Tenant’s loading area.

g)	Escalation Factor: the definition of “Escalation Factor” (also known as the “Proportionate Share”) as continued in Section 1.3 of the Lease shall mean 19.09%.

h)

The definition of “Security Deposit” contained the Lease is deleted in its entirety and is replaced by the following: $59,958.32. The parties acknowledge and agree that Landlord currently holds a Security Deposit in the amount of $105,351.05, and upon the Additional Term Commencement Date, Landlord shall apply a portion of the Security Deposit in the amount of $45,392.73 as a credit against Tenant’s initial rent payment obligations under the Lease, such that the Security Deposit is reduced to $59,958.32;

i)

Except as expressly set forth in this Amendment, Tenant shall not have any rights or options to extend or otherwise modify the Term of the Lease, and shall not have any rights of first refusal, rights of first offer, expansion or other similar rights to lease any other space in the Building or Property.

6.     Option to Renew. During the Additional Term, and so long as there exists no default either at the time of exercise or on the first day of the Extension Term (as hereinafter defined) and Tenant has not assigned this Lease in whole or in part nor sublet the Premises in whole or in part (except in connection with Permitted Transfers as defined herein), Tenant shall have the option to extend the Term for one (1) additional five (5) year period (the “Extension Term”) upon written notice to Landlord given no less than twelve (12) months prior to the expiration of the Term. If Tenant fails to exercise its option to extend the Term strictly within the time period set forth in this section, then Tenant’s option to extend the Term shall automatically lapse and be of no further force or effect. In the event that Tenant exercises the option granted hereunder, the Extension Term shall be upon the same terms and conditions as are in effect under this Lease immediately preceding the commencement of such Extension Term except that the Basic Rent due from the Tenant shall be increased to Landlord’s determination of Basic Rent as provided herein, and Tenant shall have no further right or option to extend the Term or to any abatements, improvement allowance or other inducements. If Tenant timely exercises its option to extend the Term, then no later than thirty (30) days following receipt of Tenant’s notice, Landlord shall notify Tenant in writing of Landlord’s determination of the Basic Rent for the Extension Term (“Landlord’s Rental Notice”). If Tenant does not object to Landlord’s determination of the Basic Rent by written notice to Landlord within ten (10) business days after the date of Landlord’s Rental Notice, then Tenant shall be deemed to have accepted the Basic Rent set forth in Landlord’s Rental Notice.

Notwithstanding the foregoing, if Tenant timely objects to Landlord’s Rental Notice, and the parties cannot agree on Basic Rent for the Extension Term within thirty (30) days after Landlord receives Tenant’s notice of objection, then the Term shall automatically be extended and Basic Rent for the Extension Term shall be submitted to arbitration as follows: Basic Rent shall be determined by impartial arbitrators (who shall be qualified real estate appraisers or brokers with at least ten (10) years of experience dealing with like types of properties in the market area), one to be chosen by the Landlord, one to be chosen by Tenant, and a third to be selected, if necessary, as below provided, and shall reflect the greater of (i) the rate that would be agreed upon between a landlord and a tenant on or about the date on which the Extension Term is to begin for a comparable term and for space comparable to the Premises in the Building and buildings comparable to the Building in the market area, taking into account any material economic differences between the terms of this Lease and any comparison lease, such as the manner, if any, in which the landlord under any such lease is reimbursed for operating expenses and taxes and (ii) the Basic Rent payable during the last month of the current Term. The unanimous written decision of the two first chosen (without selection and participation of a third arbitrator), or otherwise the written decision of a majority of three arbitrators chosen and selected as aforesaid, shall be conclusive and binding upon Landlord and Tenant. Landlord and Tenant shall each notify the other of its chosen arbitrator within ten (10) days following the call for arbitration and, unless such two arbitrators shall have reached a unanimous decision within thirty (30) days after their designation, they shall select an impartial third arbitrator to determine the market value as herein defined. Such third arbitrator and the first two chosen shall render their decision within thirty (30) days following the date of appointment of the third arbitrator and shall notify Landlord and Tenant thereof, which decision shall be final and binding on the parties. Landlord and Tenant shall each pay the expenses of its own arbitrator and shall share the payment of expenses of the third arbitrator equally, regardless of the outcome of arbitration. If the dispute between the parties as to the Basic Rent for the Extension Term has not been resolved before the commencement of the Extension Term, Tenant shall pay Basic Rent for the Extension Term based upon the Basic Rent designated by Landlord in the Landlord’s Rental Notice until either (i) agreement of the parties as to the fair market rent, or (ii) decision of the arbitrators, as the case may be, at which time Tenant shall promptly pay any underpayment of Basic Rent to Landlord, or Landlord shall credit the overpayment of Basic Rent against the next installment of rental or other charges due to Landlord.

Notwithstanding anything contained herein, in no event shall the Basic Rent for any Extension Term be less than $12.95 per RSF per annum for the Original Tech 4 Premises (or any office space added subsequent to this Amendment) or less than $9.00 per RSF per annum for the Warehouse Premises (or any warehouse space added subsequent to this Amendment).

7.     Option to Expand. Tenant shall have the right of first offer as set forth on Exhibit B attached hereto, during the Additional Term.

8.     Electricity for the Leased Premises. Tenant shall contract directly with the applicable utility company for any direct meters that exclusively serve the Leased Premises. Notwithstanding the provisions of Section 7.6 of the Lease, the Original Tech 4 Premises shall be served by a direct meter exclusively serving the Original Tech 4 Premises, and the Warehouse Premises shall be served at Landlord’s option by either a submeter installed by Landlord (and Tenant shall be charged by Landlord based upon such submeter readings), or if Landlord does not elect to install a submeter then Tenant shall pay its proportionate share of the electricity costs to the Building at the rate charged by the utility company with respect to the Warehouse Premises as reasonably calculated by Landlord.

9.     Tenant’s Work; Landlord’s Work and Tenant Allowance. Tenant accepts the Leased Premises “as-is” and “where-is” without any representation or warranty and without any agreement, representation, understandings or obligations on the part of Landlord to perform any alterations, repairs or improvements therein, with the exception that Landlord shall complete the work in the Warehouse Premises as set forth in Exhibit C attached hereto and incorporated herein by this reference (the “Landlord’s Work”), at its sole cost and expense. Other than Landlord’s Work, Landlord shall have no obligation to improve or perform any other work with respect to the Warehouse Premises (or the Expansion Premises), and Tenant shall be solely responsible for any other work or improvements which Tenant desires (subject to all terms and requirements of the Lease). Tenant agrees that as a condition of Landlord completing Landlord’s Work, Tenant shall be required to cooperate with Landlord in completing the same, including but not limited to Tenant removing at Tenant’s cost, all furniture, fixtures, equipment, decorations in areas of the Warehouse Premises where Landlord is performing Landlord’s Work at a time reasonably designated by Landlord, and Tenant not unreasonably interfering with the progress of, or scheduling of, Landlord’s Work. Landlord agrees to use commercially reasonable efforts to Substantially Complete (as defined herein) the Landlord’s Work within sixty (60) days following the full execution of this Amendment (“Target Completion Date”). Landlord’s failure to Substantially Complete the Landlord’s Work by the Target Commencement Date shall not be a default by Landlord or otherwise render Landlord liable for damages. Notwithstanding the foregoing, if Landlord does not Substantially Complete the Landlord Work prior to the Target Completion Date, not due to the acts, omissions, or fault of Tenant, or its agents, representatives or contractor, and not due to Force Majeure or causes beyond the Landlord’s reasonable control, then Tenant shall be entitled to receive one day of Rent abatement for each day from the Target Completion Date until the date that the Landlord’s Work is Substantially Complete. The Landlord’s Work shall be deemed to be “Substantially Complete” on the date that all Landlord’s Work has substantially been performed, other than any details of construction, mechanical adjustment or any other similar matter, the non-completion of which does not materially interfere with Tenant’s use of the Premises

Tenant shall have the right to perform certain additional work in the Leased Premises, and be entitled to the Tenant Allowance, as set forth and defined in Exhibit D attached hereto and incorporated herein by this reference.

10.     Assignment or Subletting. Article VI (Assignment and Subletting) of the Lease is hereby deleted in its entirety and is replaced by the following new Article VI:

ARTICLE VI

ASSIGNMENT AND SUBLETTING

Tenant shall not mortgage, pledge, hypothecate or otherwise encumber its interest in this Lease. Tenant shall not allow the Premises to be occupied, in whole or in part, by any other party and shall neither sublet the Premises, in whole or in part, nor assign this Lease, nor amend any sublease or assignment to which Landlord has consented, without in each case obtaining the prior written consent of Landlord. Any sublease or assignment, or amendment to any sublease or assignment, without Landlord’s prior written consent shall, at Landlord’s option, be null, void and of no effect, and shall, at Landlord’s option, constitute a Default of Tenant. Tenant must request Landlord’s consent to any assignment or sublease at least sixty (60) days prior to the proposed effective date of the assignment or sublease. At the time of its request, Tenant shall provide Landlord in writing: (a) the name and address of the proposed assignee or subtenant, (b) a complete copy of the proposed assignment or sublease, (c) reasonably satisfactory information about the nature, business, and business history of the proposed assignee or subtenant and its proposed use of the Premises, and (d) banking, financial or other credit information about the proposed assignee or subtenant sufficient to enable Landlord to determine its financial condition and operating performance. Landlord shall not unreasonably withhold, condition or delay its consent to Tenant’s written request to sublease the Premises or assign this Lease which is made in compliance with the terms and conditions of this section. Without limiting the other instances in which it may be reasonable for Landlord to withhold its consent to an assignment or sublease, Landlord’s refusal to consent to any proposed assignment or sublease shall not be unreasonable if: (a) the financial condition or operating performance of the proposed subtenant or assignee, determined in Landlord’s reasonable discretion, is not such that the subtenant is unable to perform its financial obligations under the sublease agreement, on (i) the date of execution of this Lease or (ii) the date of Tenant’s request for Landlord’s consent to the proposed assignment or sublease, (b) Tenant is in default under any of the terms, covenants or conditions of this Lease, (c) the proposed use of the Premises may result in: (i) increased wear and tear on the Premises, Building or Property or (ii) any adverse effect on other tenants in the Building or adjacent buildings owned by Landlord, (d) the proposed subtenant or assignee is a governmental agency, (e) Landlord has space available elsewhere in the Building which can accommodate the needs of the proposed subtenant or assignee or the proposed subtenant or assignee is a prospect to whom Landlord has made a proposal for the lease of space within the market area within the prior six (6) months, (f) the proposed assignee or subtenant is a tenant in any building owned by Landlord or any affiliate of Landlord including, without limitation, the Building, (g) the proposed subtenant or assignee would cause Landlord to be in violation of any covenant or restriction contained in another lease or other agreement, (h) Landlord’s lender, if any, does not consent to the proposed sublease or assignment.

No subletting or assignment shall release Tenant from Tenant’s obligations under this Lease or alter the primary liability of Tenant to pay the Rent and to perform all other obligations to be performed by Tenant hereunder. Any subtenant shall, at Landlord’s election, attorn to Landlord following any early termination of this Lease and any assignee shall be jointly and severally liable for the full performance of all of Tenant’s obligations hereunder. Landlord may require, as a condition to granting Landlord’s consent with respect to the provisions of this section, that the proposed subtenant or assignee enter into a written agreement with Landlord confirming the obligations of such subtenant or assignee under this Lease. Tenant shall pay, as Additional Rent on demand, all reasonable legal fees incurred by Landlord in connection with each proposed assignment or sublease whether or not Landlord’s consent is obtained. If Tenant receives rent or other payments under any assignment or sublease in excess of the payments made by Tenant to Landlord under this Lease (as such amounts are adjusted on a per square foot basis if less than all of the Premises is transferred), then Tenant shall pay Landlord fifty (50%) of such excess, after deducting all reasonable out-of-pocket sublease concessions made by or expenses incurred by Tenant in connection with such sublease, including brokerage fees, tenant improvement dollars, rental abatement and reasonable legal fees. Landlord’s consent to one assignment or sublease shall not be deemed a waiver of the requirement of Landlord’s consent to any subsequent assignment or sublease. In the event Tenant seeks to assign its interest in this Lease, and Landlord does not consent to such proposed assignment, Landlord may elect to terminate this Lease in its entirety, and the last day of the Term of this Lease shall be the thirtieth (30th) day after Landlord notifies Tenant of Landlord’s election to terminate this Lease. In the event Tenant seeks to sublet all or any portion of the Premises and Landlord does not consent to such proposed sublease, Landlord may elect to terminate this Lease with respect to the portion of the Premises that would be subject to such sublease and the last day of the Term of this Lease for such space shall be the thirtieth (30th) day after Landlord notifies Tenant of Landlord’s election to terminate this Lease and, if less than the entire Premises is affected, Landlord shall have the right to perform any alterations, at Landlord’s sole expense, to make such space a self contained rental unit.

Subject to the provisions below, the provisions of this Article VI shall apply to a transfer, by one or more transfers, of all, or substantially all, of the business or assets of Tenant, of a majority of the stock, partnership or membership interests, or other evidences of ownership, of Tenant, and of any shares, voting rights or ownership interests of Tenant which results in a change in the identity of the entity or entities which exercise, or may exercise, effective control of Tenant as if such transfers were an assignment of this Lease (collectively referred to as a “Control Change”). Notwithstanding anything contained herein, Tenant may assign this Lease to a successor to Tenant by purchase, merger, consolidation or reorganization or make a Control Change (collectively an “Ownership Change”), or assign this Lease or sublet all or a portion of the Premises to an Affiliate (as defined herein) without the consent of Landlord, provided that all of the following conditions are satisfied (a “Permitted Transfer”): (a) Tenant is not in default of this Lease; (b) in the event of an Ownership Change Tenant’s successor(s) shall own substantially all of the assets of Tenant and have a net worth which is at least equal to Tenant’s net worth as of the day prior to the proposed Ownership Change; and (c) Tenant shall give Landlord written notice at least 15 Business Days prior to the effective date of the Permitted Transfer. Tenant’s notice to Landlord shall include information and documentation evidencing the Permitted Transfer and showing that each of the above conditions has been satisfied. If requested by Landlord, Tenant’s successor shall sign a commercially reasonable form of assumption agreement. “Affiliate” shall mean an entity controlled by, controlling or under common control with Tenant (for such period of time as such entity continues to be controlled by, controlling or under common control with Tenant, it being agreed that the subsequent sale or transfer of stock resulting in a change in voting control, or any other transaction(s) having the overall effect that such entity ceases to be controlled by, controlling or under common control with Tenant, shall be treated as if such sale or transfer or transaction(s) were, for all purposes, an assignment of this Lease governed by the provisions of this Article VI).

11.     Subordination and Non-Disturbance. Landlord agrees to use commercially reasonable efforts to have any mortgagee of the Property enter into its usual subordination, nondisturbance agreement with Tenant, within fifteen (15) days following the full execution of this Amendment, provided that Tenant is not then in default under this Lease and agrees to pay any charges or fees (including reasonable attorneys’ fees) which may be required by such mortgagee in order to obtain such agreement. Landlord represents that it does not hold its interest in the Building through a ground lease.

12.     Generator. Tenant shall have the right to install one (1) back up generator (“Tenant’s Generator”) in a location that is of close proximity to the Leased Premises. The type, size and exact location of Tenant’s Generator shall be subject to Landlord’s prior approval, which shall not be unreasonably withheld, conditioned, or delayed. Tenant shall maintain Tenant’s Generator at Tenant’s sole cost in good working order, condition and repair. Tenant’s Generator shall be maintained at the sole risk of Tenant and shall be subject to applicable law and such reasonable rules and regulations from time to time provided by Landlord. Upon Landlord’s request, Tenant shall promptly relocate, temporarily or permanently, Tenant’s Generator. Landlord shall reimburse Tenant for the reasonable out of pocket cost of relocating Tenant’s Generator if such relocation is performed at the request of Landlord. Tenant’s Generator shall not interfere with the use and operation of the building in which the Leased Premises is located. To the extent that Tenant’s Generator shares facilities with any building (the building in which the Leased Premises is located) system, Tenant shall pay the incremental costs of such facilities in excess of the costs that Landlord would incur but for such sharing within thirty (30) days of Landlord’s demand. Upon Landlord’s request, Tenant shall provide sound and visual screening of Tenant’s Generator reasonably acceptable to Landlord and shall secure and protect, to the extent necessary in Landlord’s determination, Tenant’s Generator from vehicular traffic. In the event Tenant does not choose to take the Generator at the end of the Lease Term, and subject to Landlord’s request to Tenant, Tenant shall be required to remove Tenant’s Generator upon expiration or sooner termination of this Lease and repair all damage resulting from such removal and restore any damage caused thereby. Tenant agrees that Tenant’s Generator shall only be used for back up purposes in the event of disruption of Tenant’s primary power source.

13.     Broker. Landlord and Tenant hereby represent and warrant that they have dealt with CB Richard Ellis – N.E. Partners, LP (“CBRE”) and Jones Lang LaSalle/Capstone Properties (“Capstone” and together with CBRE, the “Broker”). Landlord shall pay one (1) full brokerage commission to CBRE in accordance with a separate agreement between Landlord and CBRE. CBRE shall share the brokerage commission equally with Capstone. Each party shall indemnify the other from any and all liability for the breach of this representation and warranty on its part and shall pay any compensation to any other broker or person who may be entitled thereto.

14.     Execution; Effective Date. This Amendment may be executed in two (2) or more counterparts, each of which shall be an original but such counterparts together shall constitute one and the same instrument notwithstanding that both Landlord and Tenant are not signatories to the same counterpart. Delivery of an executed counterpart of this Amendment by facsimile shall be equally as effective as delivery of any original executed counterpart. Any party delivering an executed counterpart of this Amendment by facsimile also shall deliver an original executed counterpart of this Amendment, but the failure to deliver an original executed counterpart shall not affect the validity, enforceability and binding effect of this Amendment. Signature and acknowledgement pages may be detached from the counterparts and attached to a single copy of this Amendment to physically form one (1) document. The “Effective Date” of this Amendment shall be the date the last of the parties executes this Amendment.

15.     Severability. The illegality, invalidity or unenforceability of any provision of this Amendment under the laws of any jurisdiction shall not affect its legality, validity or enforceability under the laws of any other jurisdiction, nor the legality, validity or enforceability of any other provision.

16.     Confidentiality. Tenant, including but not limited to any of its, officers, directors, shareholders, attorneys, brokers or consultants, hereby agrees and acknowledges that the negotiation, existence and contents of this Amendment, including any and all oral or written non-public proprietary information disclosed by Landlord during said negotiation, shall be kept confidential in all respects.

17.     Miscellaneous. All terms uses herein, unless otherwise defined herein, shall have the same meaning as such terms used in the Lease. Except as herein modified or amended, the provisions, conditions and terms of the Lease shall remain unchanged and in full force and effect. Tenant hereby ratifies and confirms its obligations under the Lease and represents and warrants to Landlord, to the best of its knowledge after reasonable inquiry, that it has no defenses thereto. Additionally, Tenant further represents and warrants to Landlord that as of the date hereof: (a) the Lease is and remains in good standing and in full force and effect, and (b) Tenant has no claims, counterclaims, set-offs or defenses against Landlord arising out of the Lease or in any way relating thereto or arising out of any other transaction between Landlord and Tenant, and Landlord is not in default of any of its obligations under the Lease. The conditions, covenants and agreements herein contained shall be binding upon the parties hereto and their respective successors and assigns. The individuals executing this Amendment hereby represent and warrant that they are empowered and duly authorized to so execute this Amendment on behalf of the parties they represent. This Amendment shall be governed and construed in accordance with the laws of the State of Rhode Island applicable to agreements made and to be performed within such state without regard to principles of conflicts of law.

Landlord and Tenant have executed this Amendment as of the day and year first above written.

LANDLORD:

BROOKWOOD MIDDLETOWN TECH, LLC,

a Delaware limited liability company

By:	Brookwood Real Estate Partners II, LLC,
a Delaware limited liability company

By:	Brookwood Real Estate Co., II, LLC, a Delaware limited liability company

By: _/s/ Thomas Nicholas Trkla Name: Thomas Nicholas Trkla Title: Manager Date: September 12, 2013

TENANT:

TOWERSTREAM I, INC.,

a Delaware corporation

By: /s/ Joseph Hernon

Name: Joseph Hernon

Title: Chief Financial Officer

Date: August 28, 2013

Exhibit A

Expanded Tech 4 Premises

(Original Tech 4 Premises and Warehouse Premises)

Exhibit B

Option to Expand

If during the Additional Term, any space on the first floor of the Building which is immediately adjacent to and contiguous with the Premises ("First Offer Space") shall become "available for leasing" (as said term is hereafter defined), as determined by Landlord and provided that the "Offer Conditions" (as such term is hereafter defined) are then satisfied, Landlord shall offer (the "Offer") to lease the First Offer Space to Tenant for a fair market rent as determined by Landlord in its sole discretion and upon such other terms and conditions as are specified by Landlord in the Offer. If within ten (10) days after Landlord provides the Offer to Tenant, Tenant does not unconditionally accept the Offer in writing as to all of such space described in the Offer or if Tenant accepts the Offer as aforesaid but does not execute and deliver a final fully executed Lease or Lease amendment (a "First Offer Space Lease") for such space in form and substance satisfactory to Landlord within twenty (20) days after acceptance of the Offer as aforesaid, so long as Tenant had a minimum of five (5) business days to review the document, all of Tenant's rights in and to the First Offer Space identified in such Offer shall cease and terminate and Landlord shall be free to rent all or any part of such space to any party upon such terms and conditions as Landlord may elect in its sole discretion, free of all rights of Tenant under this Exhibit B. Any default under the First Offer Space Lease shall be considered a default under this Lease and vice versa, and the First Offer Space Lease shall contain a provision to that effect. Time is of the essence with respect to the provisions herein.

As used herein the term "Offer Conditions" shall mean that (a) no default of Tenant beyond any applicable notice and cure period shall have occurred under this Lease, (b) Tenant's interest in this Lease shall not have been assigned and no part of the Premises under this Lease shall have been sublet (except for Permitted Transfers) and (c) at least one (1) year remains unexpired in the Additional Term. As used herein, First Offer Space shall be deemed "available for leasing" by Landlord when, as determined by Landlord in its sole discretion, the applicable space is vacant and any lease thereof has expired or the applicable space is scheduled to become vacant and all lease and other occupancy, expansion and offer rights with respect thereto of all other tenants or occupants have expired. Landlord shall also have the right to elect to treat space as "available for leasing" (and to provide Tenant an Offer with respect thereto) at any time within twelve (12) months prior to the date which Landlord estimates to be the date when such space will, in fact, become available for occupancy by Tenant.

It is expressly understood and agreed that Landlord shall be free to accept extensions and renewals of all leases in effect from time to time with respect to any space which otherwise might constitute First Offer Space, whether or not such extension or renewal options were originally included under the terms of such leases, to amend leases so as to extend the term thereof, on such terms and conditions as Landlord may elect and that Landlord shall be free to permit tenants under leases whose terms have expired to hold over on a month-to-month basis or otherwise upon such terms and conditions as the Landlord may elect, in any such case, without including the same as "available for leasing" or making any Offer hereunder and free of all rights of Tenant hereunder. In no event shall Landlord ever be obligated to deliver First Offer Space to Tenant prior to the date when all leases and occupancy rights therein have expired or terminated and the space is actually surrendered to Landlord. All of Tenant's rights under this Exhibit B shall cease and terminate upon (a) any assignment or subletting of Tenant's interest under this Lease (other than Permitted Transfers), and (b) on the date when less than one (1) year remains unexpired in the Original Term. All rights of Tenant under this Exhibit B are and shall be expressly subject and subordinate to all rights of other tenants who, at the date of this Lease, have leases with respect to any part of the Building which contain rights of any kind to lease all or any part of the First Offer Space. The rights of the Tenant under this Exhibit B are sometimes called the "First Offer Rights".

Notwithstanding any of the foregoing, in the event that Landlord delivers an Offer to Tenant, which Tenant does not accept, and subsequent thereto, Landlord does not enter into an agreement to lease such First Offer Space within six (6) months thereafter, then Tenant’s First Offer Rights shall then be revived with respect to such First Offer Space.

Exhibit C

Landlord’s Work

Warehouse Premises

In accordance with the attached plan dated August 7, 2013 by McMahon Architects labeled FP.01, Landlord is responsible to deliver the following items:

●	construct a one-hour fire-rated demising wall
●	remove partially remaining ceiling grid
●	remove two smaller mechanical closets
●	remove existing light fixtures
●	install 16 new chain-hung two-bulb reflective warehouse lights
●	install sprinkler heads & life safety components to code
●	install a one set of exterior steel double doors
●	install a concrete apron
●	install a 7.5 ton heat-pump

Any additional work required would be done at the sole expense of the Tenant. Landlord has not included any type of tel/data wiring.

Exhibit D

WORK LETTER

1.     Preparation of Plans. Other than Landlord’s Work, Tenant shall perform all work (“Tenant’s Work”) necessary to prepare the Premises for Tenant’s occupancy in accordance with plans and specifications prepared by a licensed architect and approved by Landlord. Tenant shall submit to Landlord a detailed floor plan layout together with working drawings (collectively, the “Plans”) for all Tenant’s Work and all Tenant’s Work and the Plans therefor shall be subject to Landlord’s prior written approval.

2.     Tenant’s Performance of Tenant’s Work. Once the Plans have been approved by Landlord, Tenant shall promptly, and with all due diligence, perform Tenant’s Work as set forth on the Plans, and, in connection therewith, the Tenant shall obtain all necessary governmental permits and approvals for Tenant’s Work. Whenever Landlord’s approval is required related to any of Tenant’s Work, Landlord shall not unreasonably withhold, condition or delay such approval. Tenant shall have Tenant’s Work performed by contractors and subcontractors approved by Landlord, which contractors and subcontractors shall maintain such insurance as the Landlord may reasonably require. Landlord hereby approves Jones Lang LaSalle as the general contractor, and Vision3 Architects as the architect, for Tenant’s initial Tenant’s Work hereunder pursuant to Plans approved by Landlord. Landlord shall have the right to prescribe such reasonable rules and regulations relative to the performance of Tenant’s Work and any other work which the Tenant may perform under this Lease and Tenant shall abide by all such rules and regulations and shall cause all of its contractors to so abide including, without limitation, payment for the costs of using Building services. All of Tenant’s Work shall be done strictly in accordance with the Plans and in a good and workmanlike manner and in compliance with all applicable laws, ordinances, rules, regulations, statutes, by-laws, court decisions, and orders and requirements of all public authorities and all insurance requirements set forth in the Lease. Except as may be otherwise shown on the Plans, Tenant shall perform Tenant’s Work using building standard materials, quantities and procedures then in use by Landlord. It shall be Tenant’s obligation to obtain a certificate of occupancy or other like governmental approval for the use and occupancy of the Premises to the extent required by law and Tenant shall submit to Landlord a copy of the same together with waivers of lien from all of Tenant’s contractors in form adequate for recording purposes. Tenant shall also prepare and submit to Landlord promptly after Tenant’s Work is substantially complete a set of as-built plans in both print and electronic forms showing the work performed by Tenant to the Premises including, without limitation, any wiring or cabling installed by Tenant or Tenant’s contractor for Tenant’s computer, telephone and other communication systems. Tenant shall not be required to remove any of the initial Tenant’s Work at the expiration of the Term except as otherwise indicated by Landlord upon its approval of the Plans. Notwithstanding the foregoing, Tenant shall be required to remove all low voltage cabling that it installs in the Premises upon the termination or expiration of the Term of the Lease.

3.     Tenant Allowance. Subject to the terms and conditions hereof, Landlord agrees to provide to Tenant an allowance equal to THREE HUNDRED EIGHTY THOUSAND and 00/100 Dollars ($380,000.00)(the “Tenant Allowance”). The Tenant Allowance shall be used and applied by Tenant solely on account of the cost of Tenant’s Work. Provided that the Tenant (i) has opened for business in the Premises, (ii) has completed all of such Tenant’s Work in accordance with the terms of this Work Letter, has paid for all of such Tenant’s Work in full and has delivered to Landlord lien waivers from all persons who might have a lien as a result of such work in recordable form, (iii) has delivered to Landlord its certificate specifying the total cost of such Tenant’s Work and all contractors, subcontractors and suppliers involved with Tenant’s Work, together with evidence of such cost in the form of paid invoices, receipts and the like, (iv) has made written request for such payment on or before the date that is twelve (12) months following the date this Amendment is fully executed, (v) is not otherwise in default under this Lease beyond any applicable notice and cure period, and (vi) there are no liens against Tenant’s interest in the Lease or against the Building or arising out of Tenant’s Work or any litigation in which Tenant is a party, then within thirty (30) days after the satisfaction of the foregoing conditions, the Landlord shall pay to the Tenant the lesser of the amount of such costs so certified or the amount of the Tenant Allowance. For the purposes hereof, the cost to be so reimbursed by Landlord shall include the hard costs of Tenant’s Work, together with Tenant’s actual out-of-pocket engineering, architectural, reasonable project management and permitting costs, but not the cost of any of Tenant’s personal property, trade fixtures, trade equipment, or wiring. Landlord shall be under no obligation to apply any portion of the Tenant Allowance for any purposes other than as provided herein, nor shall Landlord be deemed to have assumed any obligations, in whole or in part, of Tenant to any contractors, subcontractors, suppliers, workers or materialmen. Any portion of the Allowance which not requested or applied in compliance with the terms and conditions hereof on or before the date that is twelve (12) months following the date this Amendment is fully executed shall be retained by Landlord and forfeited by Tenant.

4.     Hold Harmless. Tenant shall indemnify and hold Landlord harmless from and against any and all liability and claims of any kind for loss or damage to any person or property arising out of or occurring during construction of Tenant’s Work. In addition, Landlord shall not be liable for injury or damage which may be sustained by the person or property of Tenant, its employees, agents, invitees or contractors, or any other person in or about the Premises, arising out of or during performance of Tenant’s Work.